EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Quepasa Corporation and Subsidiaries

We consent to the incorporation by reference in Registration Statements No. 333-93637 and No. 333-88271 on Form S-8 and No. 333-128078 on Form SB-2 of Quepasa Corporation and Subsidiaries of our report dated March 22, 2006, relating to the consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004, appearing in the Annual Report on Form 10-KSB of Quepasa Corporation and Subsidiaries.

Ehrhardt Keefe Steiner &Hottman PC

Denver, Colorado

March 29, 2006